Exhibit 4

Disclaimer

The documents attached hereto are English translation of the original Japanese documents, prepared solely for the convenience of and reference by overseas investors. If there exist any discrepancies between the original Japanese language and English translation, the Japanese language will always prevail. Takara Leben CO., LTD. shall not be liable for this translation or any loss or damage arising from this translation.

Notice to U.S. Shareholders

This offering of Subscription Rights is made for the securities of a foreign company. The offering is subject to the disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the documents attached hereto, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue the foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

The documents attached hereto are for the purpose of providing information regarding the offering of “New Share Subscription Rights No. 1” by the Company, and not for the purpose of soliciting investment. Shareholders of the Company and investors should carefully review the prospectus (mokuromisho) for the Allotment of New Share Subscription Rights without Contribution prior to making decisions regarding exercise, purchase, sale or lapse of the Subscription Rights at their own risk.

The documents attached hereto contain certain forward-looking statements, regarding outlooks, forecasts, expectations, plans, targets, etc., in respect of financial conditions or performance of the Company or the Group. These statements are based on the Company’s judgment and understanding at the time of preparation of the documents, and a number of factors could cause the Company’s actual performance or other results to differ materially from those contained in the documents.

The documents attached hereto are not an offer to sell, or solicitation of any offer to buy, securities in the United States. The offering of the Subscription Rights has not been and will not be registered under the U.S. Securities Act of 1933, as amended (the “Act”). The securities may not be offered or sold in the United States absent registration or an exemption from registration under the Act.

The offering of the Subscription Rights is exempted from registration pursuant to Rule 801 under the Act. Accordingly, Rule 801 prohibits U.S. residents from transferring the Subscription Rights other than through transactions conducted pursuant to Regulation S under the Act.

Guide Relating to the Allotment of Subscription Rights without Contribution

April 16, 2010

To the Shareholders:

Takara Leben CO., LTD.

Shinjuku Sumitomo Building 26th Floor

2-6-1 Nishi-Shinjuku, Shinjuku-ku Tokyo

President and Representative Directors: Yoshio Murayama

I hope this guide finds you well.

As you have been aware, Takara Leben CO., LTD. (the “Company”) resolved at the meeting of the Board of Director held on March 5, 2010 that the Company’s New Share Subscription Rights No. 1 (the “Subscription Rights”) will be allotted to the shareholders indicated or recorded in the share registry as of March 31, 2010, by the method of allotment of subscription rights without contribution (pursuant to Article 277 of the Companies Act, the “Free Allotment”).

The Free Allotment became effective on April 1, 2010. As you are the shareholders indicated or recorded on the Company’s share registry as of March 31, 2010 and will be allotted the Subscription Rights, we are delivering you the documents listed below:

Regarding the description of the Subscription Rights and the method of exercising the Subscription Rights, please refer to the following documents as well as the Company’s press releases (http://www.leben.co.jp/corp_ir/ir/news/).

1. Notice of Free Allotment

2. New Share Subscription Rights Issuance Prospectus (mokuromisho)

3. Subscription Rights Exercise / Cancel Request Form

In addition, please confirm the items listed below with respect to the exercise of the Subscription Rights.

Particulars

1      The exercise period for the Subscription Rights

The period for exercising the Subscription Rights will be from Thursday, May 6, 2010 through Monday, May 31, 2010.

Please note, however, that an exercise request for the Subscription Rights become effective on the day when such request is delivered to the exercise agent of the Subscription Rights (Head office of The Chuo Mitsui Trust and Banking Company, Limited). In order to effectively exercise the Subscription Rights, the exercise request and the payment must be received by the exercise agent by Monday, May 31, 2010.

In a typical processing schedule handled by an account management institution (a member of Japan Securities Depository Center, Inc., the “JASDEC”), it is presumed that exercising the Subscription Rights will be handled by the exercise agent on the next business day after the holder of the Subscription Rights submitted the exercise request and made the necessary payments to their account management. Under such schedule, if the exercise request is submitted or the payment was made on the last day of the exercise period, the exercise request will not be received by the exercise agent within the exercise period so that the exercise request for the Subscription Rights may not be effective. In order to effectively exercise the Subscription Rights within the exercise period, holders of the Subscription Rights must deliver the exercise request and make the payments to their account management institution (a JASDEC member) during the business hours on Friday, May 28, 2010, as the latest.

As explained in 3. (2) of the Q&A for “The Notice Concerning the Allotment of New Share Subscription Rights Without Contribution” released on March 5, 2010, the period for accepting the exercise request submitted by the holders of the Subscription Rights may vary for each account management institution (for example, certain account management institutions set the last date of accepting exercise request a day before May 28, 2010). In addition, if you submit the exercise request to your account management institution that is not a participant of JASDEC (indirect account management institutions), your account management institution must deliver your exercise request to a JASDEC participant account management institution, and such procedures may take longer time than submitting the exercise request directly to a JASDEC participant account management institutions. Also, the documents required for the exercise request may vary for each account management institution. Please confirm with your account management institution (the security company where you have opened your account) about its particular procedures.

2     Trading of the Subscription Rights on the market

The Subscription Rights will be listed on the Tokyo Stock Exchange from Thursday, April 1, 2010 to Tuesday, May 25, 2010 and may be traded from April 1, 2010 through Monday, May 24, 2010 (one day before the delisting date, the last trading date) on the Tokyo Stock Exchange.

As the procedures with respect to the trading of the Subscription Rights may vary for each account management institution (a JASDEC member), please contact your own account management institution about its particular procedure.

3     Earning release for the fiscal year ended March 31, 2010

The Company plans to file its earning release (including the summaries of Company’s consolidated business, unaudited consolidated balance sheets, consolidated statement of income as well as consolidated cash flow statements) for the year ended March 31, 2010 with the Tokyo Stock Exchange on or around Monday, May 10, 2010.

ø  Please direct inquiries regarding this guide to:

Takara Leben CO., LTD., Management Planning Office, Tel: 03-5324-8720